Exhibit (b)(4)

BARCLAYS	CREDIT SUISSE	WELLS FARGO	GOLDMAN	KEYBANC
745 Seventh	LOAN FUNDING	SECURITIES,	SACHS BANK	CAPITAL
Avenue	LLC	LLC,	USA,	MARKETS INC.
New York, New	CREDIT SUISSE	Duke Energy Center	200 West Street	KEYBANK
York 10019	AG, CAYMAN	550 S. Tryon Street,	New York, NY	NATIONAL
	ISLANDS	6th Floor	10282-2198	ASSOCIATION
	BRANCH	Charlotte, NC		127 Public Square
	Eleven Madison	28202		Cleveland, OH
	Avenue			44114
	New York, New	WELLS FARGO
	York 10010	BANK, N.A.
1808 Aston Ave.,
Suite 250
Carlsbad, California
92008

COÖPERATIEVE	TRUIST BANK (AS	GOLUB CAPITAL	CAPITAL ONE,
RABOBANK U.A.,	SUCCESSOR TO SUNTRUST	LLC	NATIONAL
NEW YORK	BANK)	200 Park Avenue, 25th	ASSOCIATION
BRANCH	303 Peachtree Street	Floor	299 Park Avenue
245 Park Avenue,	Atlanta, GA 30308	New York, NY 10166	New York, NY 10171
37th Floor
New York, NY	TRUIST SECURITIES, INC.
10167	(formerly known as
SUNTRUST ROBINSON
HUMPHREY, INC.)
3333 Peachtree Road
Atlanta, GA 30326

CONFIDENTIAL

November 12, 2020

IRB Holding Corp.

3 Glenlake Parkway

Atlanta, GA 30328

Attention: General Counsel

Project Vale

Second Amended and Restated Commitment Letter

Ladies and Gentlemen:

IRB Holding Corp. (the “Company” or “you”) has advised Barclays Bank PLC (“Barclays”), Credit Suisse AG, Cayman Islands Branch (acting through such of its affiliates as it deems appropriate, “CS”), Credit Suisse Loan Funding LLC (“CSLF”), Wells Fargo Bank, National Association (“Wells Fargo”), Wells Fargo Securities, LLC (“WF Securities”), Goldman Sachs Bank USA (“Goldman Sachs”), KeyBanc Capital Markets Inc. (“KBCM”) and KeyBank National Association (“KeyBank”), Coöperatieve Rabobank U.A., New York Branch (“Rabobank”), Truist Bank (as successor by merger to SunTrust Bank, “Truist Bank”), Truist Securities, Inc. (formerly known as SunTrust Robinson Humphrey, Inc., “Truist Securities” and, together with Truist Bank, “Truist”), Ares Capital Management LLC (“Ares”), Golub Capital LLC (“Golub”), Capital One, National Association (“Capital One”), JPMorgan Chase Bank, N.A.

(“JPMorgan”) and Morgan Stanley Senior Funding, Inc. (“MSSF”, and together with Barclays, CS, CSLF, Wells Fargo, WF Securities, Goldman Sachs, KBCM, KeyBank, Rabobank, SunTrust, Ares, Golub and JPMorgan, “we” or “us”) that you intend to acquire, directly or indirectly, the Acquired Company and consummate the other transactions in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”), the Summary of Additional Conditions attached hereto as Exhibit C (the “Summary of Additional Conditions”), or the Existing Credit Agreement (as defined in Exhibit A), as applicable. This commitment letter, the Transaction Description, the Term Sheet, the Summary of Additional Conditions and other attachments thereto is hereinafter referred to, collectively, as the “Commitment Letter”.

This Commitment Letter amends, restates and supersedes in its entirety the amended and restated commitment letter dated as of November 7, 2020 (the “Amended and Restated Commitment Letter”), which amended, restated and superseded in its entirety the commitment letter dated as of October 30, 2020 (such date, the “Original Commitment Letter Date”) executed by and between you and the Lead Arranger (as amended by the Amendment to Commitment Letter, the “Original Commitment Letter”).

1.    Commitments.

In connection with the Transactions each of Barclays, CS, Wells Fargo, Goldman Sachs, KeyBank, Rabobank, Truist Bank, Ares, Golub, Capital One, JPMorgan and MSSF is pleased to advise you of its commitment to provide the portion of the aggregate principal amount of each Incremental Credit Facility as set forth in Annex I hereto, in each case, subject only to the satisfaction of the conditions set forth in the Summary of Additional Conditions in Exhibit C hereto (Barclays, CS, Wells Fargo, Goldman Sachs, KeyBank, Rabobank, Truist, Ares, Golub, Capital One, JPMorgan and MSSF, collectively, the “Initial Incremental Lenders”).

2.    Titles and Roles.

It is agreed that Barclays, as the lead left arranger (the “Lead Arranger”) and CSLF, WF Securities, Goldman Sachs, KBCM, Rabobank, Truist Securities, Golub and Capital One will act as joint lead arrangers and joint bookrunners (the Lead Arranger, CSLR, WF Securities, Goldman Sachs, KBCM, Rabobank, Truist Securities, Golub and Capital One, the “Joint Lead Arrangers” and together with the Initial Incremental Lenders and their respective affiliates, the “Commitment Parties”). We, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by us in such roles. Notwithstanding anything herein or in any of the term sheets to the contrary, (a) Neither Ares, JPMorgan nor MSSF shall act as an underwriter, arranger, trustee, agent or in a similar role or otherwise perform any services hereunder or receive any fees for such services, and (b) the role of Ares, JPMorgan and MSSF hereunder and under the term sheets shall be limited to their commitments to provide debt financing as an Initial Incremental Lender pursuant to the terms hereof.

You agree that no other agents, co-agents, arrangers, managers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letters referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Incremental Credit Facilities unless you and we shall so agree.

It is further agreed that (i) in any Information Materials (as defined below) and all other offering or marketing materials in respect of the Incremental Credit Facilities, Barclays shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibilities customarily associated with such “top left” placement and (ii) the other agents (or their affiliates, as applicable) for the Incremental Credit Facilities will be listed in an order determined by you in consultation with the Commitment Parties in any marketing materials or other documentation.

3.    Syndication.

We reserve the right, commencing promptly upon your execution and delivery of this Commitment Letter, to syndicate all or a portion of the Initial Incremental Lenders’ commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Incremental Lenders, the “Lenders”) identified by us in consultation with you and reasonably acceptable to us and you (your consent not to be unreasonably withheld or delayed); provided that (a) we agree not to syndicate our commitments to Ineligible Institutions and (b) notwithstanding our right to syndicate the Incremental Credit Facilities and receive commitments with respect thereto (i) no Initial Incremental Lender shall be relieved, released or novated from its obligations hereunder (including, subject to the satisfaction of the conditions set forth herein, its obligation to fund the Incremental Credit Facilities on the date of the consummation of the Acquisition with the proceeds of the initial funding under the Incremental Credit Facilities (the date of such funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Incremental Credit Facilities, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation by any Initial Incremental Lender shall become effective as between you and the Initial Incremental Lenders with respect to all or any portion of any Initial Incremental Lender’s commitments in respect of the Incremental Credit Facilities until the initial funding of the Incremental Credit Facilities and (iii) unless you otherwise agree in writing, each Initial Incremental Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Incremental Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until after the Closing Date has occurred.

Until the earlier of Successful Syndication (as defined in the Second Amended and Restated Fee Letter) and the 60th day after the Closing Date (such earlier date, the “Syndication Date”), you agree to actively assist us in seeking to complete a timely syndication that is reasonably satisfactory to us and you. Such assistance shall be limited to (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (b) direct contact between senior management, certain representatives and certain advisors of you, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to ensure such contact between senior management of the Acquired Company, on the one hand, and the proposed Lenders, on the other hand, to the extent reasonable and practical and not in contravention of the Acquisition Agreement), in all such cases at times mutually agreed upon, (c) your assistance (including the use of commercially reasonable efforts to cause the Acquired Company to assist to the extent not in contravention of the Acquisition Agreement) in the preparation of the Information Materials (as defined below), subject, in the case of Information Materials relating to the Acquired Company, to the limitations on your rights as set forth in the Acquisition Agreement, (d) using your commercially reasonable efforts to procure, prior to commencement of general syndication, a reaffirmation of the ratings for the Facilities after giving effect to the Incremental Credit Facilities from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and a reaffirmation of the public corporate credit rating and a public corporate family rating in respect of the Borrower under the Facilities after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) the hosting, with us, of a reasonable number of meetings to be mutually agreed upon of prospective Lenders at times and locations to be mutually agreed upon, and (f) at any time prior to the Closing Date, there being no competing issues, offerings, placements or arrangements of broadly syndicated debt securities or commercial bank or other credit facilities by or on behalf of you or your subsidiaries and your using commercially reasonable efforts to ensure that there are no competing broadly syndicated issuances of debt for borrowed money by and on behalf of the Acquired Company being offered, placed or arranged (other than the Existing Credit Agreement, any amendment to the revolving facility under the Existing Credit Agreement that is led by the Lead Arranger, the Incremental Credit Facilities, the Company’s Senior Notes due 2026, the Company’s First Lien Senior Secured Notes due 2025, any Debt Securities Financing (as defined in the Second Amended and Restated Fee Letter), any indebtedness of the Acquired Company or any of its subsidiaries permitted to be incurred pursuant to the Acquisition Agreement, the Securitization Agreement (as defined in the Acquisition Agreement) and the Existing Securitization Facility) without our consent, if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Incremental Credit Facilities (it being understood that any indebtedness issued for purposes of the Acquired Company’s or your or its subsidiaries’ ordinary course working capital requirements and ordinary course capital lease, local facilities, purchase money and equipment financings, letters of credit and deferred purchase price obligations will not materially impair the primary syndication of the Incremental Credit Facilities). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including the obtaining of the ratings referenced above) shall not constitute a condition to the commitments hereunder or the funding of the Incremental Credit Facilities on the Closing Date. “Restricted Group” shall mean Parent and each of its subsidiaries, other than the Securitization Entities.

The Joint Lead Arrangers, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Incremental Credit Facilities, including decisions as to the selection of institutions reasonably acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the second preceding paragraph and excluding Ineligible Institutions), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding on you, the Acquired Company or your or its respective affiliates; provided that you shall inform us to the extent that any material information is being withheld in reliance on this sentence and shall use commercially reasonable efforts to convey such information in a manner that would not violate such law, rule or regulation, or obligation of confidentiality.

You hereby acknowledge that (a) we will make available Information (as defined below), Projections (as defined below) and other offering and marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the Incremental Credit Facilities in a form customarily delivered in connection with senior secured bank financings (the “Information Memorandum”) (such Information, Projections, other customary offering and marketing material and the Information Memorandum, collectively, with the Term Sheet, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information (“MNPI”) with respect to you, your affiliates, the Acquired Company or its subsidiaries, or your or their respective securities and who may be engaged in investment and other market related activities with respect to you, your subsidiaries, the Acquired Company or its subsidiaries or your or their respective securities) (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). You will be solely responsible for the contents of the Information Materials and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

At our request, you agree to assist (and to use commercially reasonable efforts to cause the Acquired Company to assist, subject to your rights set forth in the Acquisition Agreement) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Incremental Credit Facilities that consists exclusively of information that is publicly available and/or does not include MNPI of the type if it or they were public with respect to you, the Acquired Company or any of your or their respective subsidiaries for the purpose of United States federal and state securities laws to be used by Public Siders. It is understood that in connection with your assistance described above, customary authorization letters will be included in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Materials does not include any MNPI and exculpate you, the Acquired Company and us and affiliates of the foregoing with respect to any liability related to the use of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, you agree to use (at our request) commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any MNPI (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”).

You acknowledge and agree that the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise us in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders and provided that you have been given a reasonable opportunity to review such documents and comply with disclosure obligations under applicable law: (a)

administrative materials prepared by us for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Incremental Credit Facilities’ terms and conditions, (c) drafts and final versions of the Incremental Credit Facilities Documentation (other than schedules thereto) and (d) publicly filed financial statements of the Acquired Company and its subsidiaries and publicly filed financial statements of the Borrower and its respective subsidiaries. If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your consent.

4.    Information.

You hereby represent and warrant that (with respect to Information and Projections relating to the Acquired Company and its subsidiaries prior to the Closing Date, to your knowledge) (a) all written information and written data concerning you and your subsidiaries and the Acquired Company and its subsidiaries, other than the Projections and other than information of a general economic or industry specific nature in connection with the transactions contemplated hereby (such information and data, after giving effect to such exclusions, the “Information”), that has been or will be made available to any Commitment Party by you or, at your direction, by any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto) and (b) the financial and/or business projections and other forward-looking information (the “Projections”) contained in the Information Memorandum will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such Projections are so furnished; it being understood that the Projections (i) are as to future events and are not to be viewed as facts and the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material and (ii) are not a guarantee of performance. You agree that, if at any time prior to the later of the Syndication Date and the Closing Date you become aware that any of the representations and warranties in the preceding sentence would be, to your knowledge with respect to the Acquired Company, incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will (or, prior to the Closing Date, with respect to the Information and such Projections relating to the Acquired Company, will use commercially reasonable efforts to) promptly supplement the Information and such Projections such that (with respect to Information and Projections relating to the Acquired Company and its subsidiaries prior to the Closing Date, to your knowledge) such representations and warranties are correct in all material respects under those circumstances. In arranging and syndicating the Incremental Credit Facilities, each of the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

5.    Fees.

As consideration for the commitments of the Initial Incremental Lenders hereunder and for the agreement of the Commitment Parties to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet, in the Second Amended and Restated Fee Letter dated the date hereof and delivered herewith with respect to the Incremental Credit Facilities (the “Second Amended and Restated Fee Letter”) and in the Lead Arranger Fee Letter, dated November 7, 2020, between you and the Lead Arranger (together with the Second Amended and Restated Fee Letter, the “Fee Letters”). Once paid, such fees shall not be refundable except as otherwise agreed in writing signed by each party thereto.

6.    Conditions.

The commitments of the Initial Incremental Lenders hereunder to fund the Incremental Credit Facilities on the Closing Date (including any amounts drawn under the Revolving Facility after giving effect to the Incremental Revolving Facility on the Closing Date to fund the Transactions) and the agreement of the Joint Lead Arrangers to perform the services described herein are subject solely to the applicable conditions set forth in Exhibit C hereto and the “Conditions to Initial Borrowings” in Exhibit B hereto, and upon satisfaction (or waiver by all Commitment Parties) of such conditions, the initial funding of the Incremental Credit Facilities shall occur.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letters, the Incremental Credit Facilities Documentation, the Existing Credit Agreement or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to you, the Guarantors, the Acquired Company, your and their respective affiliates and your and their respective businesses the making of which shall be a condition to the availability and funding of the Incremental Credit Facilities on the Closing Date shall be (A) such of the representations made by the Acquired Company in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that you or your applicable affiliate has the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Incremental Credit Facilities Documentation shall be in a form such that they do not impair the availability or funding of the Incremental Credit Facilities on the Closing Date if the applicable conditions set forth in Exhibit C hereto are satisfied (or waived by all Commitment Parties) (it being understood that any security interest in the Acquired Company and its subsidiaries shall be delivered in accordance with Section 5.10(d) of the Existing Credit Agreement). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors set forth in the Incremental Credit Facilities Documentation relating to organizational status of the Borrower and any Guarantors; power and authority, due authorization, execution and delivery and enforceability with respect to the Incremental Credit Facilities Documentation; no conflicts with or consent under charter documents, in each case, related to the entering into and the performance of the Incremental Credit Facilities Documentation and the incurrence of the extensions of credit thereunder; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries, taken as a whole (solvency to be defined in the same manner as the solvency certificate delivered under the Existing Credit Agreement); Federal Reserve margin regulations; the Investment Company Act; PATRIOT Act; use of proceeds not violating OFAC, FCPA or other anti-terrorism or anti- corruption laws; and creation, validity and perfection of security interests in the Collateral (subject to Section 5.10(d) of the Existing Credit Agreement and subject in all respects to security interests and liens permitted under the Incremental Credit Facilities Documentation (including security interest and liens permitted to remain outstanding on the Closing Date pursuant to the Acquisition Agreement) and to the foregoing provisions of this paragraph). This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

7.    Indemnity and Expense Reimbursement.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letters and to proceed with the documentation of the Incremental Credit Facilities, you agree (a) to indemnify and hold harmless each (x) Commitment Party, their respective affiliates and each of their successors and permitted assigns and (y) the respective officers, directors, employees, agents, advisors and other representatives of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, this Commitment Letter (including the Term Sheet), the Fee Letters, the Transactions or any related transaction contemplated hereby, the Incremental Credit Facilities or any use of the proceeds thereof or any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single firm of local counsel in each relevant jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnified Persons) or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable decision) of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents or other representatives, in each case who are involved in or aware of the Transactions, (ii) a material breach of the obligations (as determined by a court of competent jurisdiction in a final and non-appealable decision) of such Indemnified Person or any of such Indemnified Person’s affiliates under this Commitment Letter, the Term Sheet, the Fee Letters or the Incremental Credit Facilities Documentation, or (iii) disputes between and among Indemnified Persons to the extent such disputes do not arise from any act or omission of you or any of your affiliates (other than claims against an Indemnified Person acting in its capacity as an agent or arranger or similar role under the Incremental Credit Facilities unless such claims arise from the gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) of such Indemnified Person) and (b) if the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of the counsel to the Commitment Parties identified in the Term Sheet (which may include multiple “trees” with respect to charges of counsel incurred on or prior to the Original Commitment Letter Date if requested by the Commitment Parties) and of a single firm of local counsel to the Commitment Parties in each relevant jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Incremental Credit Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letters, the Incremental Credit Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Incremental Credit Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter, (i) without in any way limiting the indemnification obligations set forth above, none of us, you, the Acquired Company or any Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable decision) of such person and (ii) without in any way limiting the indemnification obligations set forth above, none of us, you, the Acquired Company or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letters, the Transactions (including the Incremental Credit Facilities and the use of proceeds thereunder), or with respect to any activities related to the Incremental Credit Facilities, including the preparation of this Commitment Letter, the Fee Letters and the Incremental Credit Facilities Documentation.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement in accordance with the other provisions of this Section 7.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person; provided that, for the avoidance of doubt, any withholding of consent as a result of the failure to satisfy the requirements set forth in the foregoing clauses (i) and (ii) shall hereby be deemed reasonable.

8.    Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services to other persons in respect of which you, the Acquired Company and your and its respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, certain of the Commitment Parties may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Acquired Company and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Acquired Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of you, the Acquired Company or your respective affiliates. You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letters will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you, the Acquired Company, your and its respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letters are arm’s-length commercial transactions between the Commitment Parties and, if applicable, their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Acquired Company, your and its management, equity holders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you, the Acquired Company or your respective affiliates on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letters, (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate and (v) you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we shall not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Please note that the Commitment Parties are not providing any tax, accounting or legal advice in any jurisdiction. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto.

9.    Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letters, the Original Fee Letter or the Amended and Restated Fee Letter (each as defined in the Second Amended and Restated Fee Letter), this Commitment Letter, the Amended and Restated Commitment Letter, the Original Commitment Letter, the Term Sheet, the other exhibits and attachments hereto and the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity without our prior written approval (such approval not to be unreasonably withheld or delayed), except (a) to any of your officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or direct or indirect equity holders on a confidential and need-to-know basis, (b) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure) or (c) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter; provided that (i) you may disclose this Commitment Letter (including the Term Sheet, but not the Fee Letters) and the contents hereof to the Acquired Company, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors or controlling persons, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (including the Term Sheet, but not the Fee Letters) in any syndication or other marketing materials in connection with the Incremental Credit Facilities or in connection with any required public filing relating to the Transactions, (iii) you may disclose the Term Sheet and the contents thereof to any Lenders or participants or potential prospective Lenders or prospective participants and, in each case, their directors (or equivalent managers), officers, employees, affiliates, independent auditors or other experts and advisors and to rating agencies in connection with obtaining ratings for the Borrower and the Incremental Credit Facilities, (iv) you may disclose the aggregate fee amount contained in the Fee Letters as part of generic disclosure in Projections, pro forma information or aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Incremental Credit Facilities or in any required public filing relating to the Transactions, (v) to the extent portions thereof have been redacted in a customary manner (including the portions thereof addressing fees payable to the Commitment Parties and/or the Lenders and the Flex Provisions (as defined in the Second Amended and Restated Fee Letter)), you may disclose the Fee Letters and the contents thereof to the Acquired Company, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or direct or indirect equity holders, on a confidential and need-to-know basis and (vi) the Commitment Letter and its contents (including the Term Sheet, but not the Fee Letters) may be filed by you with the Securities Exchange Commission and the aggregate fees associated with the Transactions (including the aggregate fees payable under the Fee Letters) may be disclosed in such filings; provided that, the foregoing restrictions shall cease to apply (except in respect of the Fee Letters and the contents thereof) two years after the Closing Date.

The Commitment Parties will use all confidential information provided to them by or on behalf of you hereunder or in connection with the Acquisitions and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Acquired Company or any of your or its respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by such Commitment Party from a third party that is not, to such Commitment Party’s knowledge, violating any contractual or fiduciary confidentiality obligations owing to you, the Acquired Company or any of your or its respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties, (f) to such Commitment Party’s affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to you or any of your subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, or (h) for purposes of enforcing its rights hereunder and in the Fee Letters in any legal proceedings and for purposes of establishing a defense in any legal proceedings. The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the definitive documentation relating to the Incremental Credit Facilities upon the initial funding thereunder.

The provisions of this Section 9 shall terminate on the second anniversary of the date of this Commitment Letter.

10.    Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than by you to the Acquired Company or another entity, so long as such entity is newly formed under the laws of any jurisdiction within the United States of America and is, or will be, controlled by you after giving effect to the Transactions and shall (directly or through a wholly-owned subsidiary) own the Acquired Company or be the successor to the Acquired Company) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void); provided, that assignments shall be permitted without prior consent by Goldman Sachs Bank USA to Goldman Sachs Lending Partners LLC to the extent Goldman Sachs Lending Partners LLC expressly assumes all of the rights and obligations of Goldman Sachs Bank USA hereunder with respect to such commitments. This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Commitment Parties hereunder.

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you.    This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letters dated the date hereof, (i) are the only agreements that have been entered into among the parties hereto with respect to the Incremental Credit Facilities (other than the Original Commitment Letter and the Original Fee Letter) and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Incremental Credit Facilities and sets forth the entire understanding of the parties hereto with respect thereto.

This Commitment Letter, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of, or relate in any way to this Commitment Letter or the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York; provided, that (a) the interpretation of the definition of “Material Adverse Change” (as defined in Exhibit C) (and whether or not a Material Adverse Change has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you or your applicable affiliate has the right to terminate your or their obligations under the Acquisition Agreement or refuse to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated and/or the Offer Conditions have been satisfied (or waived) in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement by the parties hereto to negotiate in good faith the Incremental Credit Facilities Documentation in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject to conditions precedent as provided herein and (ii) each of the Fee Letters is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTERS OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York

State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for each of us and the Lenders.

The indemnification, compensation (if applicable and only with respect to compensation accrued up to the date of termination of this Commitment Letter, if any), reimbursement (if applicable), sharing of information, absence of fiduciary relationships, affiliate activities, jurisdiction, governing law, venue, waiver of jury trial, syndication and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether the Incremental Credit Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Incremental Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date and (b) confidentiality) shall automatically terminate and be superseded by the provisions of the Incremental Credit Facilities Documentation upon the initial funding thereunder to the extent covered thereby, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Incremental Lenders’ commitments with respect to the Incremental Credit Facilities (or a portion thereof) hereunder at any time subject to the provisions of the preceding sentence.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

This Commitment Letter and the amendment and restatement of the Amended and Restated Commitment Letter and the Amended and Restated Fee Letter shall become effective upon execution and delivery hereof and thereof by all parties hereto and thereto. In the event that the Closing Date does not occur before 11:59 p.m., New York City time on the date that is five (5) business days after the Outside Date (as defined in the Acquisition Agreement as of the Original Commitment Letter Date) (or such earlier date which is the earliest of (i) the termination of the Acquisition Agreement (as in effect on the Original Commitment Letter Date, and as may be extended in accordance with the terms thereof as in effect on the Original Commitment Letter Date) in accordance with its terms prior to the consummation of the Acquisition and (ii) the consummation of the Acquisition with or without the funding of the Incremental Credit Facilities), then this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Joint Lead Arrangers to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours, BARCLAYS BANK PLC
By:	/s/ Regina Tarone
Name: Regina Tarone Title: Managing Director

[Signature Page to Project Vale Second A&R Commitment Letter]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
By	/s/ Nupur Kumar
Name: Nupur Kumar Title: Authorized Signatory

By	/s/ Jessica Gavarkovs
Name: Jessica Gavarkovs Title: Authorized Signatory

CREDIT SUISSE LOAN FUNDING LLC

By
Name: Title:

[Signature Page to Project Vale Second A&R Commitment Letter]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
By
Name: Title:

By
Name: Title:

CREDIT SUISSE LOAN FUNDING LLC

By	/s/ Ryan Williams
Name: Ryan Williams Title: Managing Director

[Signature Page to Project Vale Second A&R Commitment Letter]

WELLS FARGO SECURITIES, LLC
By:	/s/ Mitch Williams
Name: Mitch Williams Title: Vice President

[Signature Page to Project Vale Second A&R Commitment Letter]

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Maureen S. Malphus
Name: Maureen S. Malphus Title: Vice President

[Signature Page to Project Vale Second A&R Commitment Letter]

Goldman Sachs Bank USA
By:	/s/ Thomas Mastoras
Name: Thomas Mastoras Title: Vice President

[Signature Page to Project Vale Second A&R Commitment Letter]

KEYBANK CAPITAL MARKETS INC.
By:	/s/ J.E. Fowler
Name: J.E. Fowler Title: Managing Director

[Signature Page to Project Vale Second A&R Commitment Letter]

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH
By:	/s/ Jan Brandenburg
Name: Jan Brandenburg Title: Managing Director

By:	/s/ Christoper Hartofilis
Name: Christoper Hartofilis Title: Managing Director

[Signature Page to Project Vale Second A&R Commitment Letter]

TRUIST BANK
By:	/s/ Aaron Peyton
Name: Aaron Peyton Title: Managing Director

[Signature Page to Project Vale Second A&R Commitment Letter]

TRUIST SECURITIES, INC.
By:	/s/ Aaron Peyton
Name: Aaron Peyton Title: Managing Director

[Signature Page to Project Vale Second A&R Commitment Letter]

CAPITAL ONE, NATIONAL ASSOCIATION
By:	/s/ Michael Sullivan
Name: Michael Sullivan Title: Duly Authorized Signatory

[Signature Page to Project Vale Second A&R Commitment Letter]

GOLUB CAPITAL LLC
By:	/s/ Robert G. Tuchscherer
Name: Robert G. Tuchscherer Title: Managing Director

[Signature Page to Project Vale Second A&R Commitment Letter]

ARES CAPITAL MANAGEMENT LLC (and its affiliates on behalf of certain of their funds and accounts, “Ares”)

By:	/s/ Scott Lem
Name: Scott Lem Title: Authorized Signatory

[Signature Page to Project Vale Second A&R Commitment Letter]

Very truly yours, JPMORGAN CHASE BANK, N.A.
By:	/s/ Suzanne Ergastolo
Name: Suzanne Ergastolo Title: Executive Director

[Signature Page to Project Vale Second A&R Commitment Letter]

Very truly yours, MORGAN STANLEY SENIOR FUNDING, INC.
By:	/s/ Brendan MacBride
Name: Brendan MacBride Title: Authorized Signatory

[Signature Page to Project Vale Second A&R Commitment Letter]

Accepted and agreed to as of the date first above written: IRB HOLDING CORP.

By:	/s/ J. David Pipes
Name: J. David Pipes Title: Chief Financial Officer and Assistant Secretary

[Signature Page to Project Vale Second A&R Commitment Letter]

ANNEX I

	Incremental Term Facility	Incremental Revolving Facility
Barclays	50%	50%
Credit Suisse AG, Cayman Islands Branch	8.74%	8%
Wells Fargo Bank, National Association	8.74%	8%
Goldman Sachs Bank USA	8.0%	8%
KeyBank National Association	2.74%	2%
Coöperatieve Rabobank U.A., New York Branch	2.74%	2%
Truist Bank	2.74%	2%
Ares Capital Management LLC	7.76%	0%
Golub Capital LLC	6.6%	0%
Capital One, National Association	1.94%	0%
JPMorgan Chase Bank, N.A.	0%	8%
Morgan Stanley Senior Funding, LLC	0%	12%

EXHIBIT A

Project Vale

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”), in the Commitment Letter or in that certain Credit Agreement, dated as February 5, 2018, as amended as of December 7, 2018 and as further amended as of January 29, 2020, among Mavericks, Inc. (f/k/a Inspire Brands, Inc., (f/k/a ARG Holding Corporation)) (“Parent”), ARG IH LLC, a wholly-owned subsidiary of Parent (“Holdings”), the Company, the lenders and issuing banks party thereto from time to time, and Barclays Bank PLC, as administrative agent (the “Existing Credit Agreement”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Parent intends to acquire, directly or indirectly, Dunkin’ Brands Group, Inc., a Delaware corporation (together with its subsidiaries and businesses, the “Acquired Company”) as provided in paragraph (a) below (the “Acquisition”).

In connection with the foregoing, it is intended that:

a)

Vale Merger Sub, Inc., a Delaware corporation (“Newco”), that is a direct or indirect, wholly owned subsidiary of Inspire Brands, Inc., a Delaware corporation (“Inspire”) which entered into an Agreement and Plan of Merger, dated as of October 30, 2020 (together with all annexes, exhibits, schedules, and company disclosure schedule thereto, collectively, the “Acquisition Agreement”) among Inspire, Newco and the Acquired Company. Pursuant to the Acquisition Agreement, Newco will be merged with and into the Acquired Company (the “Merger”), with the Acquired Company, as the surviving entity of the merger, to be a wholly-owned subsidiary of the Company. Prior to the Closing Date, Newco will commence a tender offer to purchase all of the shares of common stock of the Acquired Company (the “Tender Offer”) and, if such shares are accepted for purchase pursuant to the terms of the Acquisition Agreement and the Tender Offer, such purchase will occur on the Closing Date prior to the Merger.

b)

(i) the Company will obtain a senior secured incremental revolving facility in an aggregate principal amount of $250 million and a senior secured tranche B incremental term loan facility in an aggregate principal amount of $2,575 million (subject to increase at the Borrower’s election, to the extent required to account for any original issue discount and/or upfront fees with respect to the Incremental Credit Facilities required pursuant to the “Flex Provisions” of the Second Amended and Restated Fee Letter) as described in Exhibit B to the Commitment Letter (the “Incremental Credit Facilities”) and (ii) the Sponsor and its Affiliates shall directly or indirectly, make a cash contribution in the form of Qualified Equity Interests or other equity interests reasonably acceptable to the Joint Lead Arrangers (the “Equity Contribution”) in Parent, in an aggregate amount equal to the proceeds required to pay the Acquisition Costs that are in excess of the net proceeds from the Incremental Term Loans, any Revolving Facility Loans or Incremental Revolving Loans borrowed on the Closing Date and the cash on hand of the Company, the Acquired Company and their restricted subsidiaries.

c)

The proceeds of the Incremental Credit Facilities on the Closing Date will be applied (i) to pay the consideration in connection with the Acquisition and (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) (the amounts set forth in clauses (i) and (ii) above, collectively, the “Acquisition Costs”).

The transactions described above (including the Acquisition (including the Tender Offer and the Merger) and the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

EXHIBIT B

Project Vale

$2,575 million Incremental Tranche B Term Facility

$250 million Incremental Revolving Facility

Summary of Principal Terms and Conditions1

Borrower:	IRB Holding Corp. (the “Borrower”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:	Barclays Bank PLC will act as sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”).

Joint Lead Arrangers:	Each of Barclays, CSLF, WF Securities, Goldman Sachs, KBCM, Rabobank, Truist Securities, Golub and Capital One will act as a joint lead arranger and joint bookrunner (the “Joint Lead Arrangers”), and each will perform the duties customarily associated with such role.

Incremental Credit Facilities:

Incremental Term Facility:	A senior secured tranche B incremental term loan facility denominated in U.S. dollars (the “Incremental Term Facility”) in an aggregate principal amount of $2,575 million (subject to increase at the Borrower’s election, to the extent required to account for any original issue discount and/or upfront fees with respect to the Incremental Credit Facilities required pursuant to the “Flex Provisions” of the Second Amended and Restated Fee Letter) (the loans thereunder, the “Incremental Term Loans”).

Incremental Revolving Facility:	A senior secured incremental revolving credit facility in an aggregate principal amount of $250 million (the “Incremental Revolving Facility” and, together with the Incremental Term Facility, the “Incremental Credit Facilities”), under which the Borrower may borrow loans from time to time (the “Incremental Revolving Loans” and together with the Incremental Term Loans, the “Incremental Loans”) and of which up to $50.0

[1]

Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the other exhibits to the Commitment Letter to which this Exhibit B is attached, in the Commitment Letter or in the Existing Credit Agreement. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit B shall be determined by reference to the context in which it is used.

million will be made available by Barclays to the Borrower through a subfacility in the form of letters of credit on substantially the same terms as the Letter of Credit Sublimit under the Existing Credit Agreement. The Incremental Revolving Facility shall be available in United States Dollars.

In connection with the Revolving Facility, the Administrative Agent (in such capacity, the “Swingline Lender”) will make available to the Borrower, upon same-day notice, a swingline facility in an amount equal to $50.0 million on substantially the same terms as the Swingline Commitment under the Existing Credit Agreement.

Use of Proceeds:

Incremental Term Facility:	The proceeds of borrowings under the Incremental Term Facility will be used by the Borrower on the Closing Date together with cash on hand of the Borrower and the Acquired Company and their restricted subsidiaries, to finance a portion of the Acquisition Costs.

Incremental Revolving Facility:	The proceeds of borrowings under the Incremental Revolving Facility will be used by the Borrower from time to time on or after the Closing Date for general corporate purposes (including without limitation, to fund the Acquisition Costs, permitted acquisitions, capital expenditures and transaction costs and other purposes not prohibited by the Incremental Credit Facilities).

Availability:

Incremental Term Facility:	The Incremental Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Incremental Term Facility that are repaid or prepaid may not be reborrowed.

Incremental Revolving Facility:

From and after the Closing Date, the Incremental Revolving Facility will be available at any time prior to the final maturity of the Incremental Revolving Facility on a “last in” basis (for the avoidance of doubt, no borrowings under the Incremental Revolving Facility shall be required to the extent that there is any availability to borrow Initial Revolving Loans pursuant to the Revolving Facility Commitments (as in effect as of the Original Commitment Letter Date)). Amounts repaid or prepaid under the Incremental Revolving Facility may be reborrowed.

Interest Rates and Fees:	As set forth in Annex I.

Default Rate:	Same as under the Existing Credit Agreement.

Final Maturity and Amortization:

Incremental Term Facility:	Commencing on the first full fiscal quarter commencing after the Closing Date, the Incremental Term Facility will amortize in equal quarterly installments as of the last day of each fiscal quarter in aggregate annual amounts equal to 1.00% of the original principal amount of the Incremental Term Facility, with the balance payable on the Term B Facility Maturity Date. The Incremental Term Facility will mature on the date that is seven (7) years after the Closing Date.

Incremental Revolving Facility:	The Incremental Revolving Facility will mature and the commitments thereunder will terminate on the date that is five (5) years after the Closing Date (the “Incremental Revolving Facility Maturity Date”).

Guarantees:	The guarantors of the Borrower’s obligations under the Existing Credit Agreement (collectively, the “Guarantors”). To the extent required by the Existing Credit Agreement, the Acquired Company and/or its subsidiaries shall also guarantee the Borrower’s obligations on or prior to the date required by the Existing Credit Agreement. The Borrower and the Guarantors are collectively referred to as the “Loan Parties”. None of the Acquired Company nor any of its subsidiaries that constitute Securitization Entities shall be required to become a Guarantor.

Security:	The Incremental Loans shall rank pari passu, and shall be secured by the Collateral on a pari passu basis, with the Loans. To the extent required by the Existing Credit Agreement, assets acquired by the Loan Parties in connection with the Acquisition shall be provided as Collateral on or prior to the dates required by the Existing Credit Agreement.

Mandatory Prepayments:	Same as under the Existing Credit Agreement.

Voluntary Prepayments and Reductions in Commitments:	Same as under the Existing Credit Agreement.

Prepayment Premium:	101 soft call for 6 months after the Closing Date applicable to Incremental Term Loans (with the same exceptions, exclusions and qualifications applicable to such premium as the equivalent premium in the Existing Credit Agreement).

Documentation:	The making of the Incremental Loans will be governed by the Existing Credit Agreement and the other Loan Documents, as amended pursuant to an Incremental Amendment and amendments to such other Loan Documents as contemplated under Section 2.21 of the Existing Credit Agreement (collectively, the “Incremental Credit Facilities Documentation”).

E.U. Bail-In Provisions:	Same as under the Existing Credit Agreement; provided that UK bail-in provisions shall be applicable to the Incremental Credit Facilities.

Counsel for the Borrower shall prepare the initial drafts of the Incremental Credit Facilities Documentation.

Representations and Warranties:	Same as under the Existing Credit Agreement, subject to the Certain Funds Provision.

Conditions to Initial Borrowing:	The availability of the initial borrowing under the Incremental Credit Facilities on the Closing Date will be subject solely to the applicable conditions set forth in Exhibit C to the Commitment Letter.

Affirmative Covenants:	Same as under the Existing Credit Agreement.

Negative Covenants:	Same as under the Existing Credit Agreement.

Financial Maintenance Covenant:

Incremental Term Facility:	None.

Incremental Revolving Facility:	Same as under the Existing Credit Agreement Facility.

Unrestricted Subsidiaries:	Same as under the Existing Credit Agreement. Any subsidiary that constitutes a Securitization Entity on the Closing Date shall be Unrestricted Subsidiaries.

Events of Default:	Same as under the Existing Credit Agreement; provided that, an additional event of default shall be added specifying that, unless the Required Revolving Facility Lenders otherwise agree, an event of default shall occur on and after the date that is 90 days prior to the Term B Facility Maturity Date (as defined in the Existing Credit Agreement as of the Original Commitment Letter Date), to the extent that (x) Term B Loans with an aggregate principal amount in excess of $50,000,000 are outstanding, and (y) such Term B Loans have not been refinanced, extended or otherwise replaced with Indebtedness with a final maturity that is 90 days after the Incremental Revolving Facility Maturity Date; provided further that a breach of such event of default shall only result in a default or event of default with respect to outstanding Term Loans upon the Revolving Facility Lenders under the Incremental Revolving Facility having terminated the commitments under the Incremental Revolving Facility and accelerating any Revolving Facility Loans thereunder then outstanding.

Voting:	Same as under the Existing Credit Agreement.

Cost and Yield Protection:	Same as under the Existing Credit Agreement.

Assignments and Participations:	Same as under the Existing Credit Agreement.

Expense Reimbursement and Indemnification:	As provided in the Commitment Letter, and if the Closing Date occurs, thereafter, same as under the Existing Credit Agreement.

Governing Law:	New York.

LIBOR Replacement	Same as under the Existing Credit Agreement.

Payment Directive:	Substantially similar to Existing Securitization Facility, adjusted for Acquired Company structure.

Counsel to the Administrative Agent and the Commitment Parties:	King & Spalding LLP.

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ANNEX I to EXHIBIT B

Interest Rates:	The interest rates applicable to the Incremental Term Loans will be, at the option of the Borrower, the Adjusted LIBO Rate plus 3.50% or ABR plus 2.50%. If the Adjusted LIBO Rate is less than 1.00%, the Adjusted LIBO Rate shall be deemed to be 1.00%.

Subject to “Changes in Interest Rate Margins and Commitment Fees” below, the interest rates under the Incremental Revolving Facility will be, at the option of the Borrower, Adjusted LIBO Rate plus 2.75% or ABR plus 1.75%.

Letter of Credit Fees:	A per annum fee equal to the spread over the Adjusted LIBO Rate under the Incremental Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Incremental Revolving Facility, payable in arrears on the last day of each quarter (commencing with the last day of the first full fiscal quarter after the Closing Date) and upon the termination of the Incremental Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the lenders participating in the Incremental Revolving Facility pro rata in accordance with the amount of each such Lender’s Incremental Revolving Facility commitment, with exceptions for Defaulting Lenders. In addition, the Borrower shall pay to the applicable issuing bank, for its own account, (a) a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each fiscal quarter and upon the termination of the Incremental Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:

Subject to “Changes in Interest Rate Margins and Commitment Fees” below, 0.50% per annum on the average daily undrawn portion of the commitments in respect of the Incremental Revolving Facility, payable quarterly in arrears after the Closing Date (commencing with the last day of the first full fiscal quarter after the Closing Date) and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year. Such fees shall be distributed to the lenders participating in the Incremental Revolving Facility (other than the swingline lender) pro rata in accordance with the amount of each such lender’s Incremental Revolving Facility commitment, with exceptions for Defaulting Lenders.

Changes in Interest Rate Margins and Commitment Fees:	From and after the date of delivery of the Borrower’s financial statements for the first full fiscal quarter ended after the Closing Date, interest rate margins under the Incremental Revolving Facility and the commitment fees under the Incremental Revolving Facility will be subject to a pricing grid as set forth under the heading “Changes in Interest Rate Margins and Commitment Fees” in the Second Amended and Restated Fee Letter.

EXHIBIT C

Project Vale

Summary of Additional Conditions2

Subject in all respects to the Certain Funds Provisions, the initial borrowings under the Incremental Credit Facilities shall be subject only to the satisfaction (or waiver by the Initial Incremental Lenders) of the following conditions:

1.

The Offer Conditions (as defined in the Acquisition Agreement) shall have been satisfied or waived in accordance with the Acquisition Agreement substantially concurrently with or immediately following the use of cash of the Borrower and the Acquired Company, the initial borrowing under the Incremental Credit Facilities, the Equity Contribution and the receipt by the Borrower of the proceeds of the foregoing. The Acquisition Agreement shall not have been amended, modified, supplemented or waived by you to the extent such amendment, modification, supplement or waiver is materially adverse to the Lenders or the Commitment Parties, without the prior consent of the Joint Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); provided that (a) any reduction in the purchase price of, or consideration for, the Acquisition shall not be deemed materially adverse to the interests of the Lenders and the Commitment Parties (x) to the extent applied to reduce the Equity Contribution (or at your election, to reduce the commitments in respect of the Incremental Term Facility) or (y) to the extent resulting from a reduction in accordance with the terms of the Acquisition Agreement as of the Original Commitment Letter Date, (b) any increase in the purchase price shall not be deemed materially adverse to the Lenders or the Commitment Parties so long as such increase is funded by equity contributions or amounts permitted to be drawn under the Facilities (after giving effect to the Incremental Credit Facilities), and (c) the granting of any waiver under the Acquisition Agreement that is not materially adverse to the interests of the Initial Incremental Lenders or the Commitment Parties shall not otherwise constitute an amendment or waiver.

2.

Since the date of the Acquisition Agreement, no Material Adverse Change shall have occurred and be continuing. A “Material Adverse Change” has the meaning assigned to the term “Material Adverse Effect” in the Acquisition Agreement, as in effect on the Original Commitment Letter Date.

3.

All documents and instruments required to create and perfect the Administrative Agent’s security interests in the Collateral of the Acquired Company and any subsidiary of the Acquired Company that will become a Guarantor shall be executed and delivered in accordance with Section 5.10(d) of the Existing Credit Agreement.

4.	The execution and delivery of (i) the Incremental Credit Facilities Documentation, which shall be consistent with the Commitment Letter and Term Sheet and (ii) customary legal

[2]

Capitalized terms used but not defined in this Exhibit C shall have the meanings set forth in the other exhibits to the Commitment Letter to which this Exhibit C is attached, in the Commitment Letter or in the Existing Credit Agreement. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

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opinions, customary evidence of authorization, customary officer’s certificates and good standing certificates (to the extent applicable in the jurisdiction of organization of the Borrower and each Guarantor), customary notices of borrowing and a solvency certificate of the Borrower’s chief financial officer or other officer with equivalent duties in substantially the form of the solvency certificate delivered under the Existing Credit Agreement.

5.

The Joint Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Parent as of and for the twelve- month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or 90 days in case such four-fiscal quarter period is the end of the fiscal year), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income); provided that the pro forma financial statements (i) shall be prepared in good faith by the Borrower and do not need to comply with Article 11 of Regulation S-X and (ii) do not need to include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

6.

The Joint Lead Arrangers shall have received (a) (i) audited consolidated balance sheets and related statements of income and cash flows of the Parent for the fiscal year ended on or about December 31, 2019 and (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Parent for the fiscal quarters ending on or about March 31, 2020, June 30, 2020 and September 30, 2020 and (b) (i) audited consolidated balance sheets and related statements of income and cash flows of the Company (in each case of this paragraph 6, as defined in the Acquisition Agreement) for the fiscal year ending on or about December 31, 2019 and (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for the fiscal quarters ending on or about March 31, 2020, June 30, 2020 and September 30, 2020; provided that the filing of such financial statements on Form 10-K and Form 10-Q by the Company will satisfy the requirements of this paragraph 6 with respect to the Company (it being agreed that the Joint Lead Arrangers have received the financial statements referred to in clauses (a)(i), (b)(i), (a)(ii) (with respect to the fiscal quarters ending on or about March 31, 2020 and June 30, 2020) and (b)(ii) (with respect to the fiscal quarters ending on or about March 31, 2020 and June 30, 2020).

7.

All fees and expenses required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letters (with respect to expenses, to the extent invoiced at least three business days prior to the Closing Date), shall, upon the initial borrowing under the Incremental Credit Facilities, have been paid (which amounts may be offset against the proceeds of the Incremental Credit Facilities).

8.

The Specified Acquisition Agreement Representations shall be true and correct to the extent required by the Certain Funds Provision and the Specified Representations shall be true and correct in all material respects on the Closing Date.

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9.	No Specified Event of Default shall have occurred or be continuing or would result from the Incremental Credit Facilities.

10.	The Closing Date shall not occur prior to the earlier of (a) the date a Successful Syndication of the Incremental Term Loans occur and (b) December 18, 2020.

11.

The Administrative Agent and the Commitment Parties shall have received at least 3 Business Days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least 10 days prior to the Closing Date by the Administrative Agent or the Commitment Parties that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and FinCEN regulations and, to the extent required thereby, the Beneficial Ownership Regulation.

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